As filed with the Securities and Exchange Commission on April 28, 2021

Registration No. 333-206945

Registration No. 333-206946

Registration No. 333-218971

Registration No. 333-218985

Registration No. 333-230769

Registration No. 333-230770

Registration No. 333-251288

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-206945)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-206946)

POST-EFFECTIVE AMENDMENT NO. 2 (NO. 333-218971)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-218985)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-230769)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-230770)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-251288)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRH MEDICAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada (State or other Jurisdiction of Incorporation)	Not Applicable (IRS Employer Identification No.)

Suite 619 – 999 Canada Place, World Trade Center

Vancouver, BC V6C 3E1

(604) 633-1440

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Amended and Restated 2009 Stock Option Plan

Share Unit Plan

2017 Share Unit Plan

(Full Title of Plans)

CRH Medical Corporation

227 Bellevue Way NE, #188

Bellevue, WA 98004

(425) 894-9556

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Richard L. Oliver, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005 (202) 371-7248	Andrew McLeod, Esq. Blake, Cassels & Graydon LLP 595 Burrard Street, Suite 2600 Vancouver, British Columbia, Canada V7X 1L3 (604) 631-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements filed by CRH Medical Corporation, a British Columbia corporation (“CRH”), on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-206945, originally filed with the Securities and Exchange Commission (the “SEC”) on September 15, 2015, which registered the offer and sale of 1,590,311 common shares of CRH (“Shares”) issuable pursuant to CRH’s Amended and Restated 2009 Stock Option Plan;

•	Registration Statement No. 333-206946, originally filed with the SEC on September 15, 2015, which registered the offer and sale of 2,259,000 Shares issuable pursuant to CRH’s Share Unit Plan;

•

Registration Statement No. 333-218971, originally filed with the SEC on June 26, 2017, which registered the offer and sale of 2,209,000 Shares issuable pursuant to CRH’s Share Unit Plan, as amended by Post-Effective Amendment No. 1 filed with the SEC on June 27, 2017;

•	Registration Statement No. 333-218985, originally filed with the SEC on June 27, 2017, which registered the offer and sale of 1,424,646 Shares issuable pursuant to CRH’s 2017 Share Unit Plan;

•

Registration Statement No. 333-230769, originally filed with the SEC on April 8, 2019, which registered the offer and sale of 1,000,000 Shares issuable pursuant to CRH’s Amended and Restated 2009 Stock Option Plan;

•	Registration Statement No. 333-230770, originally filed with the SEC on April 8, 2019, which registered the offer and sale of 950,000 Shares issuable pursuant to CRH’s 2017 Share Unit Plan; and

•	Registration Statement No. 333-251288, originally filed with the SEC on December 11, 2020, which registered the offer and sale of 3,250,000 Shares issuable pursuant to CRH’s 2017 Share Unit Plan.

CRH is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by CRH pursuant to the above-referenced Registration Statements.

On April 22, 2021, WELL Health Technologies Corp. (“WELL”) and CRH successfully closed their previously-announced business combination pursuant to which WELL (through its subsidiaries) acquired all of the issued and outstanding shares of CRH by way of a plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”), in accordance with and subject to the terms and conditions of that certain Arrangement Agreement, dated as of February 6, 2021 (as amended, the “Arrangement Agreement”), by and among CRH, WELL, WELL Health Acquisition Corp., a wholly owned subsidiary of WELL, and 1286392 B.C. Ltd, a wholly owned subsidiary of WELL. As a result of the Arrangement, CRH became an indirect wholly owned subsidiary of WELL.

In connection with the Arrangement, CRH has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by CRH in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, CRH hereby removes and withdraws from registration all such securities of CRH registered under the Registration Statements that remain unsold as of the date these Post-Effective Amendments.

The foregoing summary of the Arrangement Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Arrangement Agreement. A copy of the original Arrangement Agreement is incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by CRH on February 8, 2021. An amending agreement, dated as of March 18, 2021, is incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by CRH on March 23, 2021. A second amending agreement, dated as of April 16, 2021, is incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by CRH on April 20, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on April 28, 2021. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

CRH MEDICAL CORPORATION

By:	/s/ Richard Bear
	Name:	Richard Bear
	Title:	Chief Financial Officer